Exhibit 10.2

July 13th, 2012

CONFIDENTIAL

Mr. Judd Jessup

Chief Executive Officer & President

CombiMatrix Corporation

310 Goddard, Suite 150

Irvine, CA 92618

Attention: Mr. Judd Jessup

RE: Proposed Private Placement

Dear Mr. Jessup:

This letter will confirm our understanding that C. K. Cooper & Company, Inc. (“CKCC”) has been engaged to act as exclusive placement agent and book-runner (the “Agent”) to CombiMatrix Corporation (the “Companv”) for the purpose of serving as exclusive placement agent in a proposed private placement of common stock, preferred stock, convertible debentures, convertible preferred, debt or any other securities (the “Securities”) by the Company (the “Transaction”). The term of this engagement shall extend from the date of execution of this Agreement thru July 31, 2012 (the “Closing Date”)  with the option of a 45-day extension upon the mutual written agreement of CKCC and the Company. Notwithstanding anything to the contrary, the term “Securities” shall not include any debt or equity securities issued or sold (i) pursuant to Company equity incentive plans; (ii) upon conversion or exercise of options, warrants or convertible securities; or (iii) to any director, officer or 5% or greater stockholder of the Company or their affiliates.  For the avoidance of doubt, the term “Transaction” shall not include (i) the consummation of any business combinations, through purchase, sale or merger, or through the purchase or sale of an organization’s equity, debt securities or all or substantially all of its assets, or by means of a merger, consolidation, reorganization, spin-off, tender offer, exchange offer, or purchase, or the consummation of a joint venture, partnership, lease, licensing arrangement, strategic alliance, or any other transaction of a like nature regardless of form (each, a “Strategic Transaction”) or (ii) any private placement of common stock, preferred stock, convertible debentures, convertible preferred, debt or any other securities the consummation of which occurs concurrently with the closing of a Strategic Transaction.

The Securities will be offered to accredited investors mutually agreed upon in writing by the Company and the Agent (the “Investors”). The form, number, and price of the Securities issued in the Transaction and the timing of a Transaction, if any, is at the Company’s sole discretion.  The Company shall have the right to accept or deny investments from any party at the Company’s sole and unilateral discretion.

18300 Von Karman Ave., Suite 700 • Irvine, California 92612

TEL: 949 477-9300 • FAX: 949 477-9211 •  TOLL -FREE 888 477-9301 • administration@ckcooper.com

In its capacity as exclusive placement agent, the Agent will, upon request:

•                 Assist the Company in the preparation of materials for distribution to potential Investors;

•                 Solicit offers from potential Investors, assist the Company with structuring the proposed offering terms, and participate in, and assist the Company with negotiations in connection with the consummation of the Transaction;

•                 Coordinate the marketing of the Transaction by other registered broker/dealers in a sub-agent capacity if necessary; and

•               Assist and coordinate the closing of the Transaction.

The Company agrees to pay the Agent as compensation for their services under this engagement a cash fee equal to 7.5%  of aggregate gross proceeds received by the Company from the sale of Securities in the Transaction.  The Transaction Fee shall be due and payable on the closing of the Transaction.  The Agent will not receive a fee if the Company accepts an investment from RA Capital Management.

Should the Agent determine to engage other qualified broker/dealers (“Soliciting Dealers”) to assist in the distribution of any such Securities, it may, at their discretion, re-allow any portion of the compensation due to the Agents hereunder to such participating Soliciting Dealers.

If the Transaction shall have been successfully completed, the Agent shall be granted the right to act as exclusive financial advisor to the Company for the nine month period following the completion of the Transaction.  In its role as financial advisor, the Agent will, upon request, provide general financial advisory services to the Company and shall have a right of first refusal to act as the exclusive financial advisor, lead placement agent or lead underwriter, as the case may be, or such other role as necessary and appropriate, for any public or private offering of equity securities at fees, and upon terms, customary and consistent with industry practice that would be agreed between the Company and the Agent in good faith under a separate letter agreement. The placement for this follow-on transaction should be 6.0%.

In addition, the Company shall, promptly upon request and submission of reasonable documentation to the Company, reimburse the Agent for all reasonable and documented out-of-pocket expenses incurred in connection with the Transaction, which expenses shall not exceed an aggregate amount of $15,000 without the prior approval of the Company.

Nothing contained herein constitutes a commitment on the part of the Company or the Agent to complete any Transaction and the Agent shall not have the power or authority to bind the Company to any terms or conditions of a Transaction.  It is understood and agreed that this letter does not constitute a commitment by the Company to offer, issue or sell any Securities or by the Agent to purchase or underwrite the sale of any Securities.

The Company will furnish the Agent with such information and documents regarding the Company and its business and financial condition as the Agent reasonably believes relevant and appropriate to perform its services under this letter agreement.  The Company agrees to cooperate fully with the Agent in connection with its engagement hereunder and agrees to commit such time and other resources as are reasonably necessary or appropriate to secure reasonable and timely success of the Transaction.  The Company authorizes the Agent to transmit to qualified prospective Investors copies information regarding the Company and any purchase agreements or other legal documentation approved by the Company for use in connection with a Transaction.  The Agent agrees not to provide any material non-public information concerning the Company to any party unless the party receiving such information agrees, in a form acceptable to the Company, to maintain the confidentiality of such information.

The Company recognizes and agrees that, in performing the services contemplated herein, the Agent will be relying solely on the Information and that the Information will not be independently verified by the Agent.  Accordingly, the Company agrees that the Information, considered as a whole, will be complete and accurate in all material respects and not misleading, to the best of its knowledge, in light of the circumstances. In addition, the Company agrees that all information regarding the Securities, including any term sheet, descriptions or other documentation, shall be complete and accurate in all material respects and not misleading, to the best of its knowledge, in light of the circumstances. The Company shall advise the Agent promptly if it learns of any material inaccuracy, any omission of a material fact or any misleading statement in the Information or the information regarding the Securities. The Company agrees that the Agent does not have any responsibility for the accuracy or completeness of the Information; provided that the Company and its counsel have approved all information or materials presented to prospective Investors in advance. The Company and CKCC shall have the right to approve every form of written communication from the Company or any parties acting on its behalf (including CKCC) to any offeree or purchaser in connection with the offer and sale of the Securities. Neither the Company nor any parties acting on its behalf (including the Agents) will offer or sell the Securities by any form of general solicitation or general advertising, including, but not limited to, the methods described in Rule 502(c) under the Act.

The Company and the Agent will conduct the offering and sale of the Securities in a manner intended to qualify for the exemption from the registration requirements of the Act provided by Section 4(2) thereof and Regulation D thereunder and each will limit offers to sell, and solicitations of offers to buy, the Securities to persons reasonably believed by them to be an “accredited investor”, as that term is defined in Rule 501(a) under the Act.

The Company shall be responsible for compliance with the filing requirements of the securities laws of states and other jurisdictions and shall make all filings and take all other actions are required in connection with compliance with such laws.  Neither the Company nor its affiliates will, directly or indirectly, make any offer or sale of any of the Securities or any securities of the same or a similar class as the Securities, in violation of registration and qualification requirements under applicable Federal securities laws, state “blue sky” laws or the securities laws of any other jurisdiction (collectively, the “Registration Exemptions”).  The Company has not engaged in any offering of its securities that would jeopardize the availability of the Registration Exemptions.  Agent shall provide the Company with immediate notice upon its receipt of any subscription documents or funds so that the Company may determine whether to accept or reject the subscription and to allow the Company to timely file any notices required by the applicable jurisdiction.

In the event the Company or the Agent deliver certain documents and information relating to this engagement via electronic transmissions, the Company and the Agent acknowledge and agree that the privacy and integrity of the electronic transmissions cannot be guaranteed due to the possibility that third parties could intercept, view or alter such electronic transmissions. To the extent that any documents or information relating to this engagement are transmitted electronically, the Company and the Agents agree to release each other from any loss or liability incurred in connection with the electronic transmission of any such documents and information, including the unauthorized interception, alteration, or fraudulent generation and transmission of electronic transmission by third parties but excluding gross negligence and/or willful misconduct on the part of the Company or the Agent.  Except for gross negligence and/or willful misconduct by the Company or the Agents, the Company and the Agent will not be liable for any ordinary, direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of the foregoing, regardless of whether the Company or the Agent have been apprised of the likelihood of such damages occurring.

The Company agrees that all advice and any documents prepared or given by the Agent in connection with its engagement hereunder is for the benefit and use of the Company in connection with the services covered by this letter agreement and that no such advice or documents shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to the Agent or the documents be made by or on behalf of the Company, in each case without the Agents prior written consent, which consent shall not be unreasonably withheld, or unless otherwise required by law or regulation or by order or other action of a court or administrative agency of competent jurisdiction.  Agent agrees that any non-public information relating to the Company or any potential Investor received by Agent from or at the direction of the Company will be used by Agent solely for the purpose of performing its agency and advisory roles and that Agent will maintain the confidentiality thereof. Notwithstanding the foregoing, Agent may disclose confidential information hereunder (i) to such of its employees and advisors as Agent determines have a need to know and who are bound to hold such information confidential, and (ii) to the extent necessary to comply with any order or other action of a court or administrative agency of competent jurisdiction.

The Company agrees that the Agent has been retained to act solely as placement agent to the Company, and not as an advisor to or agent of any other person, and that the Company’s engagement of the Agent is not intended to confer rights upon any person not a party hereto (including stockholders, employees or creditors of the Company) as against the Agent or their affiliates, or their directors, officers, employees or agents. The Company acknowledges that the Agent will act as an independent contractor under this letter agreement and will not assume the responsibilities of a fiduciary to the Company or its stockholders in connection with the performance of the services hereunder.

The Company acknowledges that CKCC is a full service securities firm engaged in a broad range or securities activities and financial services, including securities trading, investment management, financing and brokerage activities.  In the ordinary course the Agent or their affiliates (i) may at any time hold long or short positions, and may trade or otherwise effect transactions, for the Agents own account or the accounts of customers, in debt or equity securities of the Company or any other company that may be involved in any proposed transaction and (ii) may at any time be providing or arranging financing and other financial services to other companies that may be involved in a competing transaction.

In addition, the Agent and their affiliates may from time to time perform various investment banking and financial advisory services for other companies which may have conflicting interests with the Company.  The Agent will not use or disclose any confidential information of the Company obtained during its engagement hereunder in connection with its representation of such companies and will not disclose confidential information of such other companies to the Company.

The Company acknowledges that the Agent does not provide legal, tax or accounting advice and that the Company confirms that it will rely on its own independent advisors for such advice.

The Company and the Agent agree to the provisions with respect to the Company’s indemnity of the Agents and other matters set forth in Schedule A, the terms of which are incorporated herein in their entirety.

The Agents engagement hereunder may be terminated at any time by the Agent or the Company. In the event during the term of this engagement, (a) the offering of Securities is cancelled by the Company without the Agent’s consent prior to the Closing Date, (b) the offering material contains an untrue statement of a material fact or fails to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, or (c) any of the Company’s representations, warranties or agreements provided are not true and correct, the Company shall pay the Agents a break-up fee equal to $0.  It is further understood that upon termination, this letter agreement shall have no further force or effect, except that any termination of the Agent engagement hereunder for any reason shall not affect the Company’s obligations to provide indemnification as provided in Schedule A hereto, and to reimburse expenses as set forth herein and therein.  In the event that the Agent terminates this letter agreement, the Agent shall not be entitled to any further payment resulting from this engagement as set forth above.  In addition, provisions relating to the status of the Agent as an Independent contractor, the limitation on to whom the Agent shall owe any duties, governing law, successors and assigns, and the waiver of the right to trial by jury shall survive any termination of this letter agreement.

This letter agreement, including all Schedules, and any rights, duties or obligations hereunder may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of, and shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto.  This letter agreement embodies the entire agreement and understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

The Company acknowledges that if the Transaction closes, the Agent may place advertisements in mailings and financial and other newspapers and journals at the Agent expense describing its services to the Company for any publicly announced Transaction and use the Company’s logo, provided that the Agent will not disclose, without the Company’s consent, the size of the Transaction or proceeds received by the Company in such advertisements unless such information is already publicly available.

Schedule A to this letter agreement is an integral part of this letter agreement and shall survive any termination or expiration hereof.  In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement shall not in any way be affected or impaired thereby.  This letter agreement and any claim or dispute of any kind or nature whatsoever arising out or, or relating to, this letter agreement or the Agents engagement hereunder, directly or indirectly (including any claim concerning advice provided pursuant to this letter agreement), shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles. Any rights to trial by jury with respect to any claim, action or proceeding, directly or indirectly, arising out of, or relating to, this letter agreement or the Agents engagement hereunder are waived by the Agents and the Company.

We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

Very truly yours,

C.K. COOPER & COMPANY, INC.

			By:	/s/ Alexander G. Montano
				Name:	Alexander G. Montano
				Title:	Managing Director

Accepted and agreed to as of the date first written above:

COMBIMATRIX CORP.

By:	/s/ Judd Jessup
	Name:	Mr. Judd Jessup
	Title:	Chief Executive Officer & President

SCHEDULE A

INDEMNIFICATION

The Company agrees to indemnify the Agent, any controlling person of the Agent and each of their respective directors, officers, employees, agents, affiliates and representatives (each, an “Indemnified Party”)  and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become liable, directly or indirectly, arising out of or relating to the engagement under the letter agreement to which this Schedule A is attached (the “Letter Agreement”), unless it is determined judicially or by an arbitrator that the Liabilities resulted from the negligence or willful misconduct of any Indemnified Party. The Company further agrees to reimburse each Indemnified Party promptly upon written request and receipt of evidence reasonably satisfactory to the Company for all reasonable expenses (including reasonable attorneys’ fees and expenses of one counsel) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any action, claim, suit, proceeding or investigation, directly or indirectly, arising out of, or relating to, the engagement under the Letter Agreement, whether or not pending or threatened and whether or not any Indemnified party is formal part to such proceeding; provided, however, that if it is determined judicially or by an arbitrator that the Liabilities resulted from the negligence or willful misconduct of any Indemnified Party, the Indemnified Parties shall remit to the Company any amounts reimbursed pursuant to this sentence.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on behalf of or in right of the Company, directly or indirectly, arising out of, or relating to, the engagement under the Letter Agreement, unless it is determined judicially or by an arbitrator that such liability resulted from the negligence or willful misconduct of such Indemnified Party. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate of the Company, in which such Indemnified Party is not named (and is not subsequently named) as a defendant, the Company agrees to reimburse such party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing in preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of one outside legal counsel.

An Indemnified Party shall promptly notify the Company in writing as to any action, claim, suit, proceeding or investigation for which indemnity may be sought, but the omission so to notify the Company will not relieve the Company from any liability which it may have to any Indemnified Party hereunder to the extent that it is not materially prejudiced as a result of such failure.  After such notice to the Company, the Company shall be entitled to participate in, and to the extent that it shall elect by written notice delivered to such Indemnified Party promptly after receiving the aforesaid notice of such Indemnified Party, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party such action, claim, suit, proceeding or investigation and shall pay as incurred the reasonable fees and expenses of such counsel related to such action, claim, suit, proceeding or investigation.  In any action, claim, suit, proceeding or investigation, any Indemnified Party shall have the right to retain its own separate counsel at such Indemnified Party’s own expense and not subject to reimbursement by the Company; provided, however, that the Company shall pay as incurred the reasonable fees and expenses of such counsel incurred in connection with investigation, preparing, defending, paying settling or compromising any action, claim, suit, proceeding or investigation if (i)  the parties to such action, claim, suit, proceeding or investigation include both the Indemnified Party and the Company; (ii) the use of counsel chosen by the Company to represent both the Company and such Indemnified Party would present such counsel with an actual or potential conflict of interest; or (iii)  the Company shall authorize the Indemnified Party to employ separate counsel (in addition to any local counsel) at the expense of the Company.  The Company shall not, in connection with any action, claim, suit, proceeding or investigation, be liable for the fees and expenses of more than one separate law firm (in addition to any local counsel) for all Indemnified Parties, and in the event that separate counsel is to be retained to represent one or more Indemnified parties, such separate counsel shall be chosen by CKCC and the Indemnified Parties shall be liable for the fees and expenses of such separate counsel. The Company will not be liable for any settlement, compromise or consent to the entry of any judgment in action, claim, suit, proceeding, or investigation affected without the prior written consent of the Company, which consent shall not be unreasonable withheld.

The Company agrees that, unless it has obtained CKCC’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation in respect of which indemnification could be sought hereunder (whether or not CKCC or any other Indemnified Party is an actual or potential party to such claim, action, suit, proceeding or investigation), unless (a) such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such claim, action, suit, proceeding or investigation,(b) such settlement does not admit any wrongdoing by CKCC and (c) the parties agree that the terms of such settlement shall remain confidential.

The Company and CKCC agree that if any indemnification or reimbursement sought pursuant to the first paragraph of this Schedule A is for any reason unavailable or insufficient to hold it harmless (except by reason of the negligence or willful misconduct of an Indemnified Party) then, whether or not CKCC is the person entitled to indemnification or reimbursement, the Company and CKCC shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as appropriate to reflect (a) the relative benefits to the Company on the one hand and CKCC on the other hand, in connection with the transaction to which such indemnification or reimbursement relates or (b) if the allocation provided by clause (a) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (a), but also the relative fault of the parties as well as any other relevant equitable considerations, provided, however, that in no event shall the amount to be contributed by CKCC exceed the fees actually received by CKCC under the Letter Agreement.

The rights of the Indemnified Parties referred to above shall be in addition to any rights that any Indemnified Party may otherwise have.